                                                                     EXHIBIT 2.1

                               ----------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            CHITTENDEN CORPORATION,

                    CHITTENDEN ACQUISITION SUBSIDIARY, INC.,

                                      AND

                        VERMONT FINANCIAL SERVICES CORP.

                         DATED AS OF DECEMBER 16, 1998

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   ARTICLE I--CERTAIN DEFINITIONS..........................................   1
      1.1  Certain Definitions............................................    1
   ARTICLE II--THE MERGER; EFFECTS OF THE MERGER...........................   6
      2.1  The Merger.....................................................    6
      2.2  Charter and Bylaws.............................................    6
      2.3  Closing........................................................    6
      2.4  Effectiveness and Effects of the Merger........................    6
      2.5  Tax Consequences...............................................    6
      2.6  Accounting Treatment...........................................    6
      2.7  Board of Directors.............................................    6
   ARTICLE III--MERGER CONSIDERATION; EXCHANGE PROCEDURES..................   7
      3.1  Merger Consideration...........................................    7
      3.2  Rights as Stockholders; Stock Transfers........................    7
      3.3  Fractional Shares..............................................    7
      3.4  Exchange Procedures............................................    7
      3.5  Anti-Dilution Provisions.......................................    8
      3.6  Treasury Shares................................................    8
      3.7  Options........................................................    8
   ARTICLE IV--THE SUBSEQUENT MERGER; EFFECTS OF THE SUBSEQUENT MERGER.....   9
      4.1  Subsequent Merger..............................................    9
      4.2  Charter........................................................    9
      4.3  Bylaws.........................................................    9
      4.4  Board of Directors.............................................    9
      4.5  Cancellation of Shares.........................................    9
   ARTICLE V--ACTIONS PENDING MERGER.......................................  10
      5.1  Ordinary Course................................................   10
      5.2  Stock..........................................................   10
      5.3  Dividends, Etc.................................................   10
      5.4  Compensation; Employment Agreements; Etc.......................   10
      5.5  Benefit Plans..................................................   11
      5.6  Dispositions, Acquisitions and Capital Expenditures............   11
      5.7  Amendments.....................................................   11
      5.8  Accounting Methods.............................................   11
      5.9  Loan Policies..................................................   12
      5.10 Adverse Actions................................................   12
      5.11 Settlement of Claims...........................................   12
      5.12 Agreements.....................................................   12
   ARTICLE VI--REPRESENTATIONS AND WARRANTIES..............................  12
      6.1  Disclosure Schedules...........................................   12
      6.2  Standard.......................................................   12
      6.3  Representations and Warranties.................................   12
   ARTICLE VII--COVENANTS..................................................  22
      7.1  Reasonable Best Efforts........................................   22
      7.2  Stockholder Approvals..........................................   22

                                      (i)

                                                                            PAGE
                                                                            ----
      7.3  Registration Statement.........................................   23
      7.4  Press Releases.................................................   24
      7.5  Access; Information............................................   24
      7.6  Acquisition Proposals..........................................   24
      7.7  Affiliate Agreements...........................................   25
      7.8  Takeover Laws..................................................   25
      7.9  No Rights Triggered............................................   25
      7.10 Shares Listed..................................................   25
      7.11 Regulatory Applications; Filings; Consents.....................   25
      7.12 Indemnification; Directors' and Officers' Insurance............   26
      7.13 Compensation and Benefit Plans.................................   27
      7.14 Headquarters...................................................   28
      7.15 Notification of Certain Matters................................   28
      7.16 The Bank Mergers...............................................   28
      7.17 Financial Reports..............................................   29
      7.18 Post-Closing Governance........................................   29
   ARTICLE VIII--CONDITIONS TO CONSUMMATION OF THE MERGER..................  29
      8.1  Stockholder Vote...............................................   29
      8.2  Regulatory Approvals...........................................   29
      8.3  Third Party Consents...........................................   29
      8.4  No Injunction, Etc.............................................   29
      8.5  Representations, Warranties and Covenants of VFSC..............   29
      8.6  Representations, Warranties and Covenants of Chittenden........   30
      8.7  Effective Registration Statement...............................   30
      8.8  Tax Opinion Relating to the Merger.............................   30
      8.9  NYSE Listing...................................................   30
      8.10 Accounting Treatment...........................................   30
   ARTICLE IX--TERMINATION.................................................  31
      9.1  Termination....................................................   31
      9.2  Effect of Termination and Abandonment..........................   32
   ARTICLE X--MISCELLANEOUS................................................  33
      10.1 Survival.......................................................   33
      10.2 Waiver; Amendment..............................................   33
      10.3 Counterparts...................................................   33
      10.4 Governing Law..................................................   33
      10.5 Expenses.......................................................   33
      10.6 Confidentiality................................................   33
      10.7 Notices........................................................   33
      10.8 Understanding; No Third Party Beneficiaries....................   34
      10.9 Headings; Interpretation.......................................   34

EXHIBIT A-1 Form of Affiliate Letter to Chittenden

EXHIBIT A-2 Form of Affiliate Letter to VFSC

EXHIBIT B Bank Holding Companies Index Group

                                      (ii)

  AGREEMENT AND PLAN OF MERGER, dated as of December 16, 1998 (this "Agreement"), by and between Chittenden Corporation, a Vermont corporation ("Chittenden"), Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Chittenden ("CASI"), which has been formed for the specific and sole purpose of consummating the Merger (as such term is defined below), and Vermont Financial Services Corp., a Delaware corporation ("VFSC").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Chittenden, CASI and VFSC have determined that it is in the best interests of their respective corporations and their stockholders to consummate the strategic business merger transactions provided for herein, in which (i) CASI will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into VFSC such that VFSC is the surviving corporation in the Merger and continues its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Chittenden, and (ii) VFSC (as the surviving corporation from the Merger) will, subject to the terms and conditions set forth herein, merge (the "Subsequent Merger," and together with the Merger, the "Mergers") with and into Chittenden such that Chittenden is the surviving corporation in the Subsequent Merger and continues its corporate existence under the laws of the State of Vermont;

  WHEREAS, in connection with the execution of this Agreement, VFSC and Chittenden are entering into a stock option agreement, with VFSC as issuer and Chittenden as grantee (the "VFSC Stock Option Agreement"); and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers;

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                        ARTICLE I--CERTAIN DEFINITIONS

  1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

  "Affiliate" shall have the meaning set forth in Section 7.7(a).

  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

  "Bank Merger" shall have the meaning set forth in Section 7.16.

  "Bank Merger Agreements" shall have the same meaning set forth in Section
7.16.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "Burdensome Condition" shall have the meaning set forth in Section 8.2.

  "CASI" shall have the meaning set forth in the preamble to this Agreement.

  "CASI Common Stock" shall have the meaning set forth in Section 3.1(b).

  "CASI Meeting" shall have the meaning set forth in Section 7.2.

  "Certificate of Merger" shall have the meaning set forth in Section 2.1.

  "Chittenden" shall have the meaning set forth in the preamble to this Agreement.

  "Chittenden Affiliates Agreement" shall have the meaning set forth in
Section 7.7(b).

  "Chittenden Common Stock" shall have the meaning set forth in Section
3.1(a).

  "Chittenden Meeting" shall have the meaning set forth in Section 7.2.

  "Claim" shall have the meaning set forth in Section 7.12(a).

  "Classified Loans" shall have the meaning set forth in Section 6.3(v)(ii).

  "Closing" shall have the meaning set forth in Section 2.3.

  "Closing Date" shall have the meaning set forth in Section 2.3.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Compensation and Benefit Plans" shall have the meaning set forth in Section 6.3(l)(i).

  "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of November 10, 1998, by and between Chittenden and VFSC.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Disclosure Schedule" shall have the meaning set forth in Section 6.1.

  "DOJ" shall have the meaning set forth in Section 7.1(b).

  "Effective Date" shall have the meaning set forth in Section 2.4.

  "Effective Time" shall have the meaning set forth in Section 2.4.

  "Encumbrances" shall have the meaning set forth in Section 6.3(o)(ii).

  "Environmental Laws" shall have the meaning set forth in Section 6.3(q)(i).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning set forth in Section 6.3(l)(i).

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

  "Exchange Agent" shall have the meaning set forth in Section 3.4(a).

  "Exchange Fund" shall have the meaning set forth in Section 3.4(a).

  "Exchange Ratio" shall have the meaning set forth in Section 3.1(a).

  "FDIA" shall mean the Federal Deposit Income Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

  "FFIEC" shall mean the Federal Financial Institutions Examination Council.

  "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

  "GAAP" shall have the meaning set forth in Section 2.6.

  "Indemnified Parties" shall have the meaning set forth in Section 7.12(a).

  "Information Technology" shall have the meaning set forth in Section 6.3(z)(iii).

  "Joint Proxy Statement" shall have the meaning set forth in Section 7.3(a).

  "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

  "Loans" shall have the meaning set forth in Section 6.3(v)(i).

  "Management Continuity Agreements" shall mean the agreements between VFSC and each of the officers of VFSC listed under the heading "Outplacement Executives" in Section 7.13(e) of VFSC's Disclosure Schedule.

  "Material Adverse Effect" shall mean with respect to Chittenden or VFSC, respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Chittenden and its Subsidiaries taken as a whole, or VFSC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Chittenden or VFSC, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, corporate and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of Chittenden or its Subsidiaries or VFSC or its Subsidiaries taken with the prior written consent of Chittenden or VFSC, as applicable, in contemplation of the transactions contemplated hereby, (d) circumstances affecting banks or savings associations and their holding companies generally, and (e) the effects of the Mergers and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

  "Meeting" shall have the meaning set forth in Section 7.2.

  "Merger" shall have the meaning set forth in the recitals to this Agreement.

  "Mergers" shall have the meaning set forth in the recitals to this Agreement.

  "Merger Consideration" shall have the meaning set forth in Section 2.1.

  "Multiemployer Plans" shall have the meaning set forth in Section
6.3(1)(iii).

  "New Certificates" shall have the meaning set forth in Section 3.4(a).

  "NYSE" shall mean The New York Stock Exchange, Inc.

  "OCC" shall mean the Office of the Comptroller of the Currency.

  "Old Certificates" shall have the meaning set forth in Section 3.4(a).

  "Pension Plan" shall have the meaning set forth in Section 6.3(l)(iii).

  "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

  "Plans" shall have the meaning set forth in Section 6.3(l)(iii).

  "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

  "Property Restrictions" shall have the meaning set forth in Section
6.3(o)(ii).

  "Real Property" and " Real Properties" shall have the meaning set forth in
Section 6.3(o)(ii).

  "Registration Statement" shall have the meaning set forth in Section 7.3(a).

  "Regulatory Approvals" shall mean the approval (or waiver, if applicable) of the following regulatory authorities, which are necessary to consummate the Mergers and the Bank Mergers: the FRB, the FDIC and the regulatory authorities of the states in which Chittenden, VFSC and their respective Subsidiaries operate.

  "Regulatory Authority" and "Regulatory Authorities" shall have the meaning set forth in Section 6.3(h)(ii).

  "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

  "SEC" shall mean the Securities and Exchange Commission.

  "SEC Documents" shall have the meaning set forth in Section 6.3(g)(i).

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

  "Subsequent Effective Time" shall have the meaning set forth in Section 4.1.

  "Subsequent Merger" shall have the meaning set forth in the recitals to this Agreement.

  "Subsidiary" and "Significant Subsidiary" shall have the respective meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

  "Subsidiaries" shall mean all of a party's Subsidiaries and Significant Subsidiaries.

  "Surviving Corporation" shall have the meaning set forth in Section 2.1.

  "Takeover Laws" shall have the meaning set forth in Section 6.3(n).

  "Tax Returns" shall have the meaning set forth in Section 6.3(r).

  "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

  "Treasury Shares" shall have the meaning set forth in Section 3.1(a).

  "VBCA" shall mean The Vermont Business Corporation Act.

  "VFSC" shall have the meaning set forth in the preamble to this Agreement.

  "VFSC Affiliates Agreement" shall have the meaning set forth in Section
7.7(b).

  "VFSC Common Stock" shall have the meaning set forth in Section 3.1(a).

  "VFSC Compensation and Benefit Plans" shall mean the Compensation and Benefit Plans of VFSC.

  "VFSC Meeting" shall have the meaning set forth in Section 7.2.

  "VFSC Stock Option" shall have the meaning set forth in Section 3.7(a).

  "VFSC Stock Option Agreement" shall have the meaning set forth in the recitals to this Agreement.

  "VFSC Stock Option Plans" shall have the meaning set forth in Section 3.7(a).

  "Year 2000 Compliant" shall have the meaning set forth in Section
6.3(z)(iii).

  "Year 2000 Plan" shall have the meaning set forth in Section 6.3(z)(i).

  "Year 2000 Regulatory Requirements" shall have the meaning set forth in
Section 6.3(z)(i).

                 ARTICLE II--THE MERGER; EFFECTS OF THE MERGER

  2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, CASI shall merge with and into VFSC, the separate corporate existence of CASI shall cease and VFSC shall survive and continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Chittenden (VFSC, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation"). The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the DGCL and with the provisions of this Agreement. Chittenden may at any time change the method of effecting the strategic business merger transactions with VFSC and CASI provided for herein (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of VFSC into Chittenden or a wholly owned subsidiary of Chittenden; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of VFSC Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of VFSC's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the Merger. VFSC and CASI agree to, and to cause their Subsidiaries to, appropriately amend this Agreement and any related documents in order to reflect such revised method of effecting the strategic business merger transactions with VFSC and CASI provided for herein to the extent deemed necessary or desirable by Chittenden in its reasonable judgment.

  2.2 Charter and Bylaws. The Certificate of Merger shall provide that, at the Effective Time, the charter of the Surviving Corporation shall be the charter of CASI, as such charter may be amended, and set forth in the Certificate of Merger or any certificate of amendment filed prior to the Effective Time. The bylaws of the Surviving Corporation shall be the bylaws of CASI at the Effective Time.

  2.3 Closing. The closing of the Merger (the "Closing") will occur at 10:00 a.m., Boston time, on the date to be specified by the parties, which (subject to the satisfaction or waiver of the conditions as set forth in Article VIII in accordance with this Agreement) shall be no later than the fifth business day to occur after the last of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.7 and 8.9 shall have been satisfied or waived in accordance with the terms of this Agreement (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties.

  2.4 Effectiveness and Effects of the Merger. On the Closing Date, or at such time as may otherwise be agreed by the parties, CASI and VFSC shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger in accordance with the DGCL. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the "Effective Time") upon the occurrence of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to
Section 252 of the DGCL, or such other time, if any, as may be specified in the Certificate of Merger. The Merger shall have the effects prescribed in Sections 259 and 261 of the DGCL. The date on which the Effective Time occurs is referred to herein as the "Effective Date."

  2.5 Tax Consequences. It is intended that both the Merger and the Subsequent Merger be consummated pursuant to one integrated plan which qualifies as a reorganization under Section 368(a)(1)(A) of the Code. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

  2.6 Accounting Treatment. It is intended that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

  2.7 Board of Directors. At the Effective Time, the Board of Directors of the Surviving Corporation shall be those persons serving as directors of CASI immediately prior to the Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

            ARTICLE III--MERGER CONSIDERATION; EXCHANGE PROCEDURES

  3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

  (a) Outstanding VFSC Common Stock. Each share (excluding (i) shares held by VFSC or by Chittenden, other than in a fiduciary capacity ("Treasury Shares")) of the common stock, par value $1.00 per share, of VFSC (the "VFSC Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 1.07 shares (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock, par value $l.00 per share, of Chittenden (the "Chittenden Common Stock").

  (b) Outstanding CASI Common Stock. Each share of the common stock, par value $1.00 per share, of CASI ("CASI Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the VFSC Common Stock.

  (c) Outstanding Chittenden Common Stock. Each share of Chittenden Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

  3.2 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of VFSC Common Stock shall cease to be, and shall have no rights as, stockholders of VFSC, other than to receive any dividend or other distribution with respect to such VFSC Common Stock with a record date occurring prior to the Effective Time and to receive the Merger Consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of VFSC of shares of VFSC Common Stock, other than transfers of VFSC Common Stock that have occurred prior to the Effective Time.

  Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Chittenden Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Chittenden shall pay to each holder of VFSC Common Stock who would otherwise be entitled to a fractional share of Chittenden Common Stock (after aggregating all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Chittenden Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

  3.4 Exchange Procedures.

  (a) Prior to the Effective Time, Chittenden shall deposit, or shall cause to be deposited, with a bank or trust company selected by Chittenden and reasonably acceptable to VFSC (the "Exchange Agent"), for the benefit of the holders of certificates representing shares of VFSC Common Stock immediately prior to the Effective Time ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Chittenden Common Stock ("New Certificates") and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of VFSC Common Stock.

  (b) As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Chittenden shall send or cause to be sent to each holder of record of shares (other than Treasury Shares) of VFSC Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Chittenden shall cause the New Certificates, into which shares of a stockholder's VFSC Common Stock are convertible from and after the Effective Time, and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered to such stockholder upon delivery to the Exchange

Agent of Old Certificates representing such shares of VFSC Common Stock (or indemnity reasonably satisfactory to Chittenden and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

  (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of VFSC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (d) No dividends or other distributions with respect to Chittenden Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of VFSC Common Stock converted in the Merger into the right to receive shares of such Chittenden Common Stock until the holder thereof shall surrender such Old Certificate, together with the necessary transmittal materials, in accordance with this Article III. Subject to applicable law, after the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Chittenden Common Stock for which such Old Certificate was exchangeable.

  (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of VFSC for twelve (12) months after the Effective Time shall be paid to Chittenden, subject to the rights of such stockholders to receive payments from any such portion of the Exchange Fund in accordance with the terms of this Article III. Any stockholders of VFSC who have not theretofore complied with this Article III shall thereafter look only to Chittenden for payment of the shares of Chittenden Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Chittenden Common Stock deliverable in respect of each share of VFSC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  3.5 Anti-Dilution Provisions. In the event Chittenden or VFSC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Chittenden Common Stock or VFSC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Chittenden Common Stock or VFSC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

  3.6 Treasury Shares. Each of the shares of VFSC Common Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.7 Options.

  (a) At the Effective Time, all employee and director stock options to purchase shares of VFSC Common Stock (each, a "VFSC Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of VFSC Common Stock, and shall be converted automatically into options to purchase shares of Chittenden Common Stock, and Chittenden shall assume each such VFSC Stock Option subject to the terms of any of the stock option plans listed under "Stock Plans" in Section 6.3(l)(i) of VFSC's Disclosure Schedule (collectively, the "VFSC Stock Option Plans"), and the agreements evidencing grants thereunder; provided, however, that from and after the Effective Time, (i) the number of shares of Chittenden Common Stock purchasable upon exercise of any such VFSC Stock Option shall be equal to the number of shares of VFSC Common Stock that were purchasable under such VFSC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share (with .5 being rounded up), and (ii) the per share exercise price under each such VFSC Stock Option shall be adjusted by dividing the per share exercise price of each such VFSC Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each VFSC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Chittenden Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each VFSC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424(a) of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

  (b) At or prior to the Effective Time, Chittenden shall reserve for issuance the number of shares of Chittenden Common Stock necessary to satisfy Chittenden's obligations under Section 3.7(a). At the Effective Time, or as soon as practicable thereafter, and in any event within fifteen business days thereafter, Chittenden shall file with the SEC a registration statement on Form S-8 or other appropriate form under the Securities Act with respect to the shares of Chittenden Common Stock subject to options to acquire Chittenden Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

               ARTICLE IV--THE SUBSEQUENT MERGER; EFFECTS OF THE
                               SUBSEQUENT MERGER

  4.1 Subsequent Merger. As soon as practicable following the Effective Time, Chittenden shall, and it shall cause VFSC (as the Surviving Corporation in the Merger) to, effect the Subsequent Merger by executing and filing (i) articles of merger with the Secretary of State of the State of Vermont pursuant to the VBCA and (ii) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the "Subsequent Effective Time") specified in both (i) the articles of merger filed with the Secretary of State of the State of Vermont pursuant to Section 11.05 of the VBCA and (ii) the certificate of merger filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL. As a result of the Subsequent Merger, the separate corporate existence of VFSC shall cease and Chittenden shall be the surviving corporation and continue its corporate existence under the laws of the State of Vermont. The Subsequent Merger shall have the effects prescribed in Section
11.06 of the VBCA and Sections 259 and 261 of the DGCL.

  4.2 Charter. The charter of the surviving corporation from the Subsequent Merger shall be the charter of Chittenden immediately prior to the Subsequent Effective Time.

  4.3 Bylaws. The bylaws of the surviving corporation from the Subsequent Merger shall be the bylaws of Chittenden immediately prior to the Subsequent Effective Time.

  4.4 Board of Directors. At the Subsequent Effective Time, the Board of Directors of the surviving corporation shall be those persons serving as directors of Chittenden immediately prior to the Subsequent Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

  4.5 Cancellation of Shares. Each share of VFSC Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall, by virtue of the Subsequent Merger and without any action on the part of Chittenden, be canceled without receipt of any consideration thereof by Chittenden.

                       ARTICLE V--ACTIONS PENDING MERGER

  From the date hereof until the Effective Time, except as set forth in the Disclosure Schedule or expressly contemplated by this Agreement, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), (i) Chittenden will not, and will cause each of its Subsidiaries not to, and (ii) VFSC will not, and will cause each of its Subsidiaries not to:

  5.1 Ordinary Course. Conduct its business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Regulatory Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

  5.2 Stock. In the case of VFSC, other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule or as otherwise set forth in the Disclosure Schedule, or (ii) pursuant to the VFSC Option Agreement, (w) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (x) enter into any agreement with respect to the foregoing,
(y) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or accelerate the vesting of any existing such stock options, stock appreciation rights or other stock-based employee rights, or (z) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities. In the case of Chittenden, take any action that would, or be reasonably likely to, reduce the value of the consideration paid by Chittenden in connection with the Merger or prevent or impede the Merger.

  5.3 Dividends, Etc. (i) If such action would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment under GAAP, make, declare or pay any dividend other than (a) regular quarterly cash dividends on VFSC Common Stock or Chittenden Common Stock, as applicable, in the ordinary course consistent with past practice (with any increase in either such dividend as is consistent with past practice), and (b) dividends from Subsidiaries to VFSC or Chittenden, as applicable, or to another Subsidiary of VFSC or Chittenden, as applicable, or (ii) other than (a) as Previously Disclosed in its Disclosure Schedule or (b) in the ordinary course pursuant to employee benefit plans as long as any such action would not prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment under GAAP, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, each of Chittenden and VFSC shall coordinate with the other the declaration of any dividends in respect of Chittenden Common Stock and VFSC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Chittenden Common Stock or VFSC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Chittenden Common Stock and/or VFSC Common Stock and any shares of Chittenden Common Stock any such holder receives in exchange therefor in the Merger.

  5.4 Compensation; Employment Agreements; Etc. In the case of VFSC, except as Previously Disclosed in its Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) upon the prior written consent of Chittenden, normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations listed on the Disclosure Schedule existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries.

  5.5 Benefit Plans.

  (a) In the case of VFSC, except as Previously Disclosed in its Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

  (b) In the case of Chittenden, enter into or amend, except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except for any such actions that may undertaken in the ordinary course of business consistent with past practice or that otherwise may be consistent with current industry standards or convention applicable to bank holding companies of comparable size.

  5.6 Dispositions, Acquisitions and Capital Expenditures.

  (a) In the case of VFSC, except as Previously Disclosed in its Disclosure Schedule or as required in connection with any Regulatory Approval, (i) dispose of or discontinue any portion of its assets, business or properties which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole,
(ii) make any acquisition, or take any other action, which would materially and adversely affect its ability to consummate the transactions contemplated by this Agreement or (iii) make or agree to make any capital expenditures, except for individual expenditures that do not exceed $200,000.

  (b) In the case of Chittenden, conduct its business other than in substantially the same manner as heretofore conducted, it being understood and agreed that nothing contained herein shall prevent Chittenden from acquiring or merging with another financial institution or any other company engaged in any business in which Chittenden is presently engaged or from entering into any new lines of business, whether through acquisition or otherwise; provided, however, that Chittenden shall advise VFSC of any such proposed material acquisition, merger or other business initiative prior to Chittenden's entering into any definitive agreement or otherwise entering into or making any other legally binding commitment or undertaking with respect thereto.

  5.7 Amendments. Amend its charter or bylaws in order to adversely affect either party's ability to consummate the Mergers or the economic benefits of the Mergers to any party.

  5.8 Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

  5.9 Loan Policies.

  (a) In the case of VFSC, change its loan policies or procedures in effect as of the date hereof, except as required by any Regulatory Authority.

  (b) In the case of Chittenden, change its loan policies or procedures in a manner that would violate any rules, regulations or established policies of any Regulatory Authority.

  5.10 Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under GAAP; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

  5.11 Settlement of Claims. Settle any material claim, action or proceeding, except after obtaining the prior written consent of the other party.

  5.12 Agreements. Agree or commit to do anything prohibited by this Article
V.

                  ARTICLE VI--REPRESENTATIONS AND WARRANTIES

  6.1 Disclosure Schedules. On or prior to the date hereof, Chittenden (on behalf of itself and CASI) has delivered to VFSC and VFSC has delivered to Chittenden a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 6.2, and
(ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. To the extent applicable, every disclosure and statement made in either party's Disclosure Schedule under a particular section heading of such party's Disclosure Schedule shall be deemed a disclosure and statement under all other section headings of such party's Disclosure Schedule.

  6.2 Standard. No representation or warranty of Chittenden or VFSC contained in Section 6.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 6.3, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in subsections (b), (c), (d) and (e) of Section 6.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

  6.3 Representations and Warranties. Subject to Sections 6.1 and 6.2 and except as Previously Disclosed in its Disclosure Schedule, Chittenden hereby represents and warrants to VFSC, to the extent applicable, and VFSC hereby represents and warrants to Chittenden, to the extent applicable, in each case with respect to itself and its Subsidiaries unless the context otherwise requires or unless otherwise specified, as follows:

  (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Chittenden and VFSC is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Such party has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (b) Capitalization.

    (i) As of the date hereof, the authorized stock of Chittenden consists solely of 30,000,000 shares of Chittenden Common Stock, of which, as of the date hereof, 14,167,036 shares were outstanding; 1,762,625 shares of Chittenden Common Stock are directly or indirectly held by Chittenden as treasury stock; and 200,000 shares of preferred stock, par value $100.00 per share, of which, as of the date hereof, none are outstanding. As of the date hereof, the authorized stock of CASI consists solely of 100 shares of CASI Common Stock, par value $1.00 per share, of which, as of the date hereof, 100 shares were outstanding. As of the date hereof, the authorized stock of VFSC consists solely of 20,000,000 shares of VFSC Common Stock, of which, as of the date hereof, 12,849,618.6225 shares were outstanding; 443,846.6617 shares of VFSC Common Stock are directly or indirectly held by VFSC as treasury stock; and 5,000,000 shares of preferred stock, par value $1.00 per share, of which, as of the date hereof, none are outstanding. The outstanding shares of each party's capital stock are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of either party's capital stock authorized and reserved for issuance, each party does not have any Rights issued or outstanding with respect to its stock, and each party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the VFSC Stock Option Agreement (in the case of VFSC) or Compensation and Benefit Plans. Since September 30, 1998, neither Chittenden, CASI nor VFSC has issued any shares of its stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

    (ii) The number of shares of Chittenden Common Stock which are issuable and reserved for issuance upon exercise of any employee and director stock options to purchase shares of Chittenden Common Stock as of the date hereof is set forth in Chittenden's Disclosure Schedule, and the number of shares of VFSC Common Stock which are issuable and reserved for issuance upon exercise of VFSC Stock Options as of the date hereof is set forth in VFSC's Disclosure Schedule.

  (c) Subsidiaries.

    (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdictions of organization of each Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable, not subject to preemptive rights and are owned by it or its Subsidiaries free and clear of any Liens.

    (ii) Such party does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted or with respect to its Subsidiaries) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

  (d) Corporate Power. Such party has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and to consummate the transactions contemplated hereby and thereby.

  (e) Corporate Authority. This Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby, subject to approval by the holders of a majority of the shares of Chittenden Common Stock and CASI Common Stock entitled to vote thereon and by the holders of two-thirds of the shares of VFSC Common Stock entitled to vote thereon, have been authorized by all necessary corporate actions of such party, and each of this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) is a legal, valid and binding agreement of such party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

  (f) No Defaults. Subject to the receipt of the Regulatory Approvals and expiration of waiting periods referred to in Section 8.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers and Bank Mergers) and thereby by such party do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of it or of any of its Subsidiaries or to which it or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, its charter or bylaws, or (iii) require the consent or approval of any third party or Regulatory Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

  (g) SEC Documents; Financial Reports; and Regulatory Reports.

    (i) Its Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 1997, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, its "SEC Documents"), with the SEC, and all its SEC Documents filed with the SEC, in the form filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as set forth in its SEC Documents, neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

    (ii) Since January 1, 1994, it has duly filed with the FRB, the OCC, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the New Hampshire Bank Commissioner and any other applicable Regulatory Authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of it by the FRB, the OCC, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the New Hampshire Bank Commissioner or any other applicable Regulatory Authority, it was not required to correct or change any action, procedure or proceeding which it believes has not been corrected or changed as required in all material respects.

  (h) Litigation; Regulatory Action.

    (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it, and, to the best of its knowledge, no litigation, claim or proceeding has been threatened.

    (ii) Neither it nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FRB, the FDIC, the Vermont Bank Commissioner, the Massachusetts Bank Commissioner, the Massachusetts Board of Bank Incorporation, and the New Hampshire Bank Commissioner) or the supervision or regulation of it or any of its Subsidiaries (each individually a "Regulatory Authority," and collectively, the "Regulatory Authorities").

    (iii) It has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

  (i) Compliance with Laws. It:

    (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

    (iii) has received, since December 31, 1994, no notification or communication from any Regulatory Authority (A) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by it within a certain time period or indefinitely.

  (j) Contractual Defaults. It is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

  (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Chittenden, fees to be paid to CIBC Oppenheimer Corp. and, in the case of VFSC, fees to be paid to McConnell, Budd & Downes, Inc.

  (l) Employee Benefit Plans. In the case of VFSC,

    (i) Its Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained by it, any of its Subsidiaries or entity which is considered one employer with it under
  Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, the "Compensation and Benefit Plans").

    (ii) True and complete copies of the Compensation and Benefit Plans (as amended to date) along with the following have been made available to
  Chittenden: (A) the most recent IRS determination or approval letter with respect to such Compensation and Benefit Plan under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (B) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (C) the three most recent actuarial valuation reports completed with respect to such Compensation and Benefit Plan; (D) the summary plan description for such Compensation and Benefit Plan (or other descriptions of such Compensation and Benefit Plan provided to employees) and all modifications thereto; (E) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Compensation and Benefit Plan; (F) any registration statement or other filing made pursuant to any federal or state securities law and (G) all correspondence to and from any state or federal agency within the last three years with respect to such Compensation and Benefit Plan.

    (iii) Each of the Compensation and Benefit Plans has been administered in accordance with the terms thereof. All Compensation and Benefit Plans which are "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), (the "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code and all other applicable laws. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to any of its Compensation and Benefit Plans. Each asset held under any such Pension Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Pension Plan.

    (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, or the single-employer plan of any ERISA Affiliate. None of it, any of its Subsidiaries or any ERISA Affiliate has ever maintained a Multiemployer Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or by any ERISA Affiliate or will be required to be filed as a result of the transactions contemplated hereby.

    (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan have been made or have been accrued on the balance sheets contained in its

  SEC Documents. Neither any Pension Plan of it or any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries or ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (vi) Under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the projected benefit obligations (as determined in accordance with Financial Accounting Standard No. 87) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

    (vii) It does not have any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or
  Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA),
  (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) benefits in the nature of severance pay or (v) benefits the full cost of which are borne by the former employee or such employee's beneficiary.

    (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it under any Compensation and Benefit Plan or otherwise from it or any ERISA Affiliate,
  (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (ix) Each Compensation and Benefit Plan may be amended, terminated, or otherwise modified by it or an ERISA Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Compensation and Benefit Plan and no employee communications or provision of any Compensation and Benefit document has failed to effectively reserve the right of it or its ERISA Affiliates, to so amend, terminate or otherwise modify such Compensation and Benefit Plan.

    (x) For purposes of this Section (l), an entity "maintains" a Compensation and Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Compensation and Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Compensation and Benefit Plan, or if such Compensation and Benefit Plan provides benefits to or otherwise covers current or former employees or directors of such entity (or their spouses, dependents, or beneficiaries).

    (xi) At the request of Chittenden, VFSC has amended, in a manner intended by the parties not to prevent or impede the Mergers from qualifying for "pooling of interests" accounting treatment under GAAP, each of the Management Continuity Agreements between VFSC and the officers listed in
  Section 7.13(e) of its Disclosure Schedule to delete the paragraph(s) contained therein that would require a cash payment be made to the officer who is a party thereto in exchange for the cancellation of certain stock options held by the officer in the event that the officer's employment is terminated following a change in control (as such term is defined in the Management Continuity Agreement) either (a) by VFSC or the applicable Subsidiary other than for Cause, Retirement or Disability (as such terms are defined in the Management Continuity Agreement) or (b) by the officer for Good Reason (as such term is defined in the Management Continuity Agreement).

    (xii) The Board of Directors of VFSC has taken all actions necessary such that following the Effective Time all outstanding options to purchase VFSC Common Stock that were granted pursuant to VFSC's

  Amended and Restated 1994 Stock Option Plan, 1988 Directors Non-Qualified Stock Option Plan and 1987 Officers Non-Qualified Stock Option Plan shall cease to represent options to acquire VFSC Common Stock and shall be converted automatically into options to purchase shares of Chittenden Common Stock in accordance with Section 3.7 hereof.

  (m) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment.

  (n) Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby from, and this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of (i) in the case of the representations and warranties of Chittenden, the State of Vermont, and (ii) in the case of the representations and warranties of CASI and VFSC, the State of Delaware, including Section 203 of the DGCL.

  (o) Ownership of Property. In the case of VFSC,

    (i) It has good and, as to real property, marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its Subsidiaries and all other assets and properties), reflected in its SEC Documents and financial statements filed in connection therewith, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in its SEC Documents and financial statements filed in connection therewith or incurred in the ordinary course of business after the date of such financial statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by it or any Subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to it on a consolidated basis. As a lessee, it has the right under valid and existing leases to use, possess and control all of the personal property and real estate leased by it as presently used, possessed and controlled by it.

    (ii) Its real properties, whether owned through a fee simple title or leasehold estate (individually, a "Real Property," and collectively, the "Real Properties") are listed on the Disclosure Schedule and are not subject to any Liens, security interests or other encumbrances on title (collectively, "Encumbrances") and are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys which would not have a Material Adverse Effect. None of its Real Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of any financing thereon.

    (iii) Valid policies of title insurance have been issued insuring its fee simple title or leasehold estate, as the case may be, to its Real Properties in amounts which are at least equal to the purchase price thereof paid by it therefor.

    (iv) To the best of its knowledge, (A) there is no necessary certificate, permit or license from any governmental authority having jurisdiction over any of its Real Properties or agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of its Real Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of its Real Properties which has not been obtained or is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, (B) there is no written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of its Real Properties issued by any governmental authorities and (C) there are no structural defects relating to its Real Properties, the building systems in each of its Real Properties is in working order and there is no physical damage to any Real Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration.

    (v) It has not received any written or published notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of its Real Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of its Real Properties or by the continued maintenance, operation or use of the parking areas associated with any of its Real Properties.

    (vi) All work to be performed, payments to be made and actions to be taken by it prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any of its Real Properties, has been performed, paid or taken, as the case may be, and to the best of its knowledge, there is not any planned or proposed work, payment or action that may be required after the date hereof pursuant to any such agreement.

    (vii) All properties currently under development or construction by it and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by it are listed as such on its Disclosure Schedule.

    (viii) VFSC is not in default under any of its leases of Real Property and the consummation of the Merger will not result in a default under any of the leases. If a lease requires consent of the landlord to consummate the Merger and VFSC cannot obtain such consent, VFSC and Chittenden shall use reasonable efforts to locate another rental property within the same zip code which in terms of its location, premises, area and lease terms is reasonably acceptable to Chittenden. Under such circumstances, VFSC shall apply for relocation of the branch licenses to such new location, shall use reasonable efforts to obtain approval of such applications and shall cooperate with Chittenden in negotiating a lease of such premises in the name of Chittenden as tenant.

  (p) Insurance. It is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured and has maintained all insurance required by applicable laws and regulations. It has Previously Disclosed to the other party a list identifying all insurance policies maintained by it as of the date hereof. All of the policies and bonds maintained by it are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to its knowledge, no such claim has been denied.

  (q) Environmental Matters.

    (i) As used in this Agreement, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

    (ii) Neither the conduct nor operation of such party nor any condition of any property presently or previously owned, leased or operated by it violates Environmental Laws and no condition has existed or event has occurred with respect to it that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. It has not received any notice from any person or entity that it or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by it are in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the assessment or remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

  (r) Taxes. It (A) has filed (or there has been filed on its behalf) all material returns, declarations, reports estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax laws ("Tax Returns"), and all such Tax Returns are accurate and complete in all material respects, and (B) has paid (or payment has been made on its behalf) all Taxes shown on such Tax Returns as required to be paid by it. The most recent audited financial statements contained in its SEC Documents reflect an adequate reserve for all material Taxes payable by it and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. It has not incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon it. To the best of its knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against it, and no requests for waivers of the time to assess any such Taxes are pending. Except as Previously Disclosed, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination, the effect of which would be a Material Adverse Effect. It is not currently, has not been within the past five years, and does not anticipate becoming prior to the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

  (s) Intellectual Property. It owns or, to its knowledge, possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and it has not received any notice of conflict with respect thereto that asserts the rights of others. It has performed in all material respects all the obligations required to be performed, and is not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

  (t) Tax Treatment; Accounting Treatment. As of the date hereof, it is aware of no reason why the Merger (i) will fail to qualify as a reorganization under
Section 368(a) of the Code or (ii) may not be accounted for as a "pooling of interests" under GAAP.

  (u) Regulatory Approvals. The approval (or waiver, if applicable) of the following regulatory authorities is necessary to consummate the Mergers and related Bank Mergers: the FRB, the FDIC and the regulatory authorities of the states in which Chittenden, VFSC and their respective Subsidiaries operate. As of the date hereof, VFSC and Chittenden are not aware of any reason why the approvals of such regulatory authorities will not be received.

  (v) Loans; Nonperforming and Classified Assets.

    (i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on its books and records, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business; is evidenced in all material respects by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

    (ii) It has Previously Disclosed as to it as of September 30, 1998; (A) any written or, to its knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of its knowledge, in default of any other provision thereof;
  (B) each Loan which has
  been classified as "other loans specially mentioned," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by it or a Regulatory Authority (the "Classified Loans"); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; (D) each Loan with any director, executive officer or five percent or greater stockholder of it, or to the best knowledge of it, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (E) all Loans which are classified as Insider Transactions by Regulation O of the FRB have been made by it in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

    (iii) VFSC shall promptly after the end of each quarter after the date hereof and upon Closing inform Chittenden of the amount of Loans subject to each type of classification of the Classified Loans.

  (w) Allowance for Loan Losses. The allowance for loan losses reflected in its SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

  (x) Administration of Fiduciary Accounts. It has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

  (y) Derivative Transactions. Except as Previously Disclosed, as of the date hereof, it has not engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments since December 31, 1997.

  (z) Year 2000.

    (i) It has adopted a plan (in each case, a "Year 2000 Plan") requiring testing, information-gathering and other procedures to conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Regulatory Authority or the FFIEC, to cause such Information Technology to be Year 2000 Compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the "Year 2000 Regulatory Requirements").

    (ii) It has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Regulatory Authority or the FFIEC to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

    (iii) For purposes of this Agreement, (A) "Information Technology" means all computer software, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized, or software systems that are used or relied on by Chittenden or VFSC, or any of their respective Subsidiaries, in the conduct of their respective businesses; and (B) "Year 2000 Compliant" means that the Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap-year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that any other information technology, used in combination with the Information Technology, properly exchanges date/time data with it.

  (aa) Repurchase Agreements. With respect to all agreements pursuant to which it has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (bb) Deposit Insurance. Its deposits are insured by the FDIC in accordance with the FDIA, and it has paid all assessments and filed all reports required by the FDIA.

  (cc) No Material Adverse Effect. Since September 30, 1998, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof, (i) it has conducted its business in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

  (dd) Contracts. VFSC is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which, upon consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in any payment becoming due to any officer, employee or consultant, (ii) which, upon 60 days or less notice, cannot be terminated without a penalty that is reasonably likely to have a Material Adverse Effect with respect to it, or (iii) which requires the payment by it of more than $100,000 per annum. Chittenden is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which, upon consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in a payment becoming due to any officer, employee or consultant that is reasonably likely to have a Material Adverse Effect with respect to it.

                            ARTICLE VII - COVENANTS

  Chittenden (and CASI for purposes of Section 7.2) hereby covenants to and agrees with VFSC, and VFSC hereby covenants to and agrees with Chittenden, that:

  7.1 Reasonable Best Efforts.

  (a) Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by Chittenden or VFSC or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

  (b) Notwithstanding anything in this Agreement to the contrary, each of Chittenden and VFSC shall promptly take, or cause its Affiliates to take, if required by or necessary to resolve any objection of the Department of Justice ("DOJ") or its staff, the FRB or its staff, the FDIC or its staff, any state attorney general or its staff or any other governmental entity, in each case in order to consummate the transactions contemplated hereby, all steps (including executing agreements and submitting to judicial or administrative orders) to secure regulatory approval or government clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority), including, without limitation, all steps to make arrangements for or to effect the divestiture of particular assets or deposit liabilities or categories of assets or deposit liabilities or businesses of Chittenden or any of its Subsidiaries or VFSC or any of its Subsidiaries. Each of Chittenden and VFSC represents and warrants that such party's Affiliates and Subsidiaries have full power and authority to effect the transactions contemplated by this Section 7.1(b).

  7.2 Stockholder Approvals. Each of Chittenden, CASI and VFSC shall take, in accordance with applicable law, applicable stock exchange or NASDAQ Stock Market rules and its charter and bylaws, all action necessary to convene, respectively: an appropriate meeting of the stockholders of Chittenden to consider and vote upon any matters required to be approved by Chittenden stockholders for consummation of the Mergers (including any adjournment or postponement, the "Chittenden Meeting"); an appropriate meeting of the stockholders of CASI to consider and vote upon the approval of this Agreement and any other matters required to be approved by CASI's stockholders for consummation of the Mergers (including any adjournment or postponement, the "CASI Meeting"); and an appropriate meeting of the stockholders of VFSC to consider and vote upon the approval of this Agreement and any other matters required to be approved by VFSC's stockholders for consummation of the Mergers (including any adjournment or postponement, the "VFSC Meeting;" and each of the Chittenden Meeting, the CASI Meeting and the VFSC Meeting, a "Meeting"), as promptly as practicable after the date hereof. The Board of Directors of each of Chittenden, CASI and VFSC shall (subject to compliance with its fiduciary duties as advised in writing by counsel) recommend such approval by its respective stockholders, and each of Chittenden, CASI and VFSC shall use its reasonable best efforts to solicit such approval from its stockholders.

  7.3 Registration Statement.

  (a) Chittenden and VFSC agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Chittenden with the SEC in connection with the issuance of Chittenden Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Chittenden and VFSC constituting a part thereof (the "Joint Proxy Statement") and all related documents). Chittenden and VFSC agree to file a draft of the Joint Proxy Statement with the SEC as promptly as practicable. Each of Chittenden and VFSC agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Chittenden also agrees to use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

  (b) Each of Chittenden and VFSC agrees, upon request, to furnish promptly the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby. Each of Chittenden and VFSC agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Chittenden Meeting and the VFSC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Chittenden and VFSC further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

  (c) In the case of Chittenden, Chittenden will advise VFSC, promptly after Chittenden receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Chittenden Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

  7.4 Press Releases. It will consult with the other party before issuing any press release with respect to the transactions contemplated by this Agreement and will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transaction contemplated hereby, except as otherwise required by applicable law or regulation or the applicable rules of the NYSE or the NASDAQ Stock Market.

  7.5 Access; Information.

  (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants, advisors and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that Chittenden, CASI or VFSC, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Chittenden, CASI nor VFSC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

  (b) It and its Subsidiaries will not use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party, as defined therein). No investigation by the parties of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party's obligation to consummate the transactions contemplated by this Agreement.

  7.6 Acquisition Proposals. From the date hereof until the earlier of the Effective Date or the termination of this Agreement, without the prior written consent of Chittenden, VFSC shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its Subsidiaries; provided, however, that VFSC may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if its Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their duties under applicable laws. VFSC shall advise Chittenden of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry within 24 hours of the receipt thereof.

  7.7 Affiliate Agreements.

  (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each party shall deliver to the other, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of VFSC only, in Rule 145 under the Securities Act.

  (b) Each party shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of it to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of VFSC only, with Rule 145 under the Securities Act, in the forms attached hereto as Exhibits A-1 ("Chittenden Affiliates Agreement") and A-2 ("VFSC Affiliates Agreement"), respectively.

  (c) Within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Closing Date, Chittenden will publish results including at least thirty (30) days of combined operations of Chittenden and VFSC as referred to in the VFSC Affiliates Agreement and as contemplated by and in accordance with SEC Accounting Release No. 135.

  7.8 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) to be subject to requirements imposed by any Takeover Law and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the VFSC Stock Option Agreement (in the case of VFSC) from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the VFSC Stock Option Agreement (in the case of VFSC) or the transactions contemplated hereby or thereby.

  7.9 No Rights Triggered. Each of Chittenden, CASI and VFSC shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

  7.10 Shares Listed. In the case of Chittenden, Chittenden shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of Chittenden Common Stock to be issued to the holders of VFSC Common Stock in the Merger.

  7.11 Regulatory Applications; Filings; Consents. (a) Chittenden and VFSC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, FDIC and the Regulatory Authorities of the States in which Chittenden, VFSC and their respective Subsidiaries operate, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Mergers to be consummated as expeditiously as practicable. Provided VFSC has cooperated as required above, Chittenden agrees to file the requisite applications to be filed by it with the FRB and the Regulatory Authorities of the States in which VFSC and its Subsidiaries operate as promptly as practicable. Each of Chittenden and VFSC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

  7.12 Indemnification; Directors' and Officers' Insurance.

  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of VFSC or any of its Subsidiaries or of Chittenden or any of its Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the VFSC Stock Option Agreement, the Bank Merger Agreements, or any of the transactions contemplated hereby or thereby or any actions taken by any such person in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Chittenden shall indemnify and hold harmless, as and to the fullest extent permitted by Vermont law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of VFSC or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including advancing reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit proceeding or investigation (whether asserted or arising before or after the Effective Time and including any such threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of VFSC, any of VFSC's Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement, the VFSC Stock Option Agreement, the Bank Merger Agreements, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith), and the Indemnified Parties may retain counsel after consultation with Chittenden; provided, however, that (1) Chittenden shall have the right to assume the defense thereof and upon such assumption Chittenden shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Chittenden elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Chittenden and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Chittenden shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Chittenden shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless such counsel shall determine that it would be inappropriate or inadvisable for such counsel to represent all Indemnified Parties, (3) Chittenden shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Chittenden shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Chittenden thereof, provided that the failure to so notify shall not affect the obligations of Chittenden under this Section 7.12 except (and only) to the extent such failure to notify materially prejudices Chittenden. Chittenden's obligations under this Section 7.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

  (b) Without limiting any of the obligations under paragraph (a) of this
Section 7.12, Chittenden agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in VFSC's charter or bylaws or in the similar governing documents of any of VFSC's Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, from and after the Effective Time; provided, however, that nothing contained in this Section 7.12(b) shall be deemed to preclude the liquidation, consolidation or merger of VFSC or any VFSC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Chittenden. Nothing contained in this Section 7.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in VFSC's charter or the similar governing documents of any of VFSC's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

  (c) Chittenden shall use its best efforts to cause the persons serving as officers and directors of VFSC immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by VFSC (provided that Chittenden may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of VFSC than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

  (d) In the event Chittenden or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Chittenden shall assume the obligations set forth in this Section 7.12.

  (e) The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  7.13 Compensation and Benefit Plans.

  (a) Credit for Service. It is the intention of the parties that Chittenden shall formulate Compensation and Benefit Plans for Chittenden and its Subsidiaries, with respect to employees of both Chittenden and VFSC that provide benefits for services after the Effective Time on a basis that does not discriminate between such employees. Employees of VFSC and its Subsidiaries immediately prior to the Effective Time who become employees of Chittenden or one of its Subsidiaries immediately after the Effective Time shall be given credit for purposes of eligibility (including, without limitation, for purposes of the applicability of minimum waiting periods for participation) and vesting of employee benefits (and not for benefit accrual purposes) for service with VFSC and its affiliates, and predecessors of VFSC and its affiliates, prior to the Effective Time under each benefit plan of Chittenden and its Subsidiaries to the extent such service had been credited under employee benefit plans of VFSC or its Subsidiaries, provided that no such crediting of service results in duplication of benefits. Without limiting the foregoing, Chittenden and its Affiliates shall not treat any employee of VFSC or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any medical or dental plan of Chittenden or any of its Affiliates for a pre-existing medical condition, and will make appropriate arrangements with its insurance carriers to ensure such result, subject to the insurance carrier's proof of insurability requirements.

  (b) Stock Based Interests. In the case of VFSC Compensation and Benefit Plans under which the employees' interests are based upon VFSC Common Stock, such interests shall be based upon Chittenden Common Stock in accordance with
Section 3.7 with respect to VFSC Stock Options and otherwise in accordance with the terms of the VFSC Compensation and Benefit Plans and in an equitable manner.

  (c) Compensation Arrangements. Chittenden shall honor and shall cause its Subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation, retirement or pension contracts, agreements, plans and arrangements existing prior to the execution of this Agreement and all provisions for benefits or other amounts earned or accrued through the Effective Time under any of VFSC's Compensation and Benefit plans, which are between VFSC or any Subsidiary of VFSC and any director, officer or employee thereof or otherwise maintained by VFSC or any Subsidiary of VFSC for the benefit or any director, officer, or employee thereof and complete copies of which have been provided to Chittenden prior to the date hereof and are disclosed in VFSC's Disclosure Schedule, and Chittenden will not, and will not cause any of its Subsidiaries to, repudiate any employment, supplemental retirement or other compensation, contract agreement, plan or arrangement with any current or former director, officer or employee of VFSC or any Subsidiary of VFSC, provided such contract, agreement, plan or arrangement has been set forth in VFSC's Disclosure Schedule and a complete copy thereof has been provided to Chittenden prior to the date hereof.

  (d) Treatment of VFSC Plans. Until such time as Chittenden is able to provide to those persons who are employees of VFSC or its Subsidiaries immediately prior to the Effective Time and who become employees of Chittenden or its Subsidiaries after the Effective Time with the types of benefits under Chittenden's Compensation and Benefit Plans contemplated by Section 7.13(a), Chittenden shall continue to provide such persons with the benefits provided under VFSC's Compensation and Benefit Plans as maintained immediately prior to the Effective Time.

  (e) Termination Benefits and Severance Obligations. Chittenden shall take the actions set forth on Section 7.13(e) of its Disclosure Schedule with respect to certain qualified defined benefit plans and non-qualified deferred compensation plans of VFSC. Chittenden's severance obligations to the employees of VFSC and its Subsidiaries following the Effective Time shall be as set forth on Section 7.13(e) to its Disclosure Schedule.

  7.14 Headquarters. Chittenden's executive headquarters shall be located in Burlington, Vermont. Chittenden shall maintain a substantial presence, which may involve data processing or other operational facilities, in Brattleboro, Vermont, subject to the business judgment of the Board of Directors of Chittenden.

  7.15 Notification of Certain Matters. Each of Chittenden, CASI and VFSC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) notwithstanding the standard set forth in Section 6.2, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

  7.16 The Bank Mergers. Chittenden and VFSC shall take all actions necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank Merger Agreements"), to cause their respective Subsidiary banks to merge with and into each other (individually, a "Bank Merger" and collectively, the "Bank Mergers"), as Chittenden deems advisable, in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement and as soon as practicable after consummation of the Mergers. In the event United Bank merges with and into a Subsidiary bank of Chittenden, two current directors of United Bank to be designated by Chittenden shall be added to the Board of Directors of the Subsidiary bank of Chittenden.

  7.17 Financial Reports. VFSC shall use its reasonable best efforts to deliver to Chittenden, prior to or on February 8, 1999, all audited financial statements (including the related notes and schedules thereto) which (i) set forth fairly the financial condition and results of operations of VFSC for the fiscal year ended December 31, 1998 specified in conformity with GAAP consistently applied throughout such fiscal year, except in each case as may be noted therein, and (ii) are required to be included in its Annual Report on Form 10-K. For each day that such audited financial statements are delivered after February 8, 1999 (if any), the date referenced in Section 9.1(c) of this Agreement shall be extended by one day; provided, however, in no event shall VFSC deliver such audited financial statements to Chittenden later than March 1, 1999.

  7.18 Post-Closing Governance. Chittenden shall take all necessary actions to cause the size of its Board of Directors to be increased to seventeen (17) members, effective as of the Effective Time, and to cause six (6) members of VFSC's current Board of Directors, such persons to be chosen by Chittenden after consultation with VFSC, to be elected to Chittenden's Board of Directors, such election to be effective as of the Effective Time. To the extent practicable, such six (6) individuals shall be appointed as equally as possible among the three classes of Chittenden's directors.

            ARTICLE VIII--CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

  8.1 Stockholder Vote. Approval of this Agreement and the transactions contemplated hereby by the requisite votes of the respective stockholders of Chittenden, CASI and of VFSC.

  8.2 Regulatory Approvals. All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

  8.3 Third Party Consents. All necessary consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger (including those listed on Section 6.3(f) of each party's respective Disclosure Schedule) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chittenden or VFSC, as the case may be.

  8.4 No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of Chittenden and VFSC shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered, including, without limitation, by proffering its willingness to accept an order embodying any arrangement required to be made by such party pursuant to Section 7.1(b) of this Agreement (and notwithstanding anything in this Section 8.4 to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for such party asserting nonfulfillment of the conditions contained in this Section 8.4).

  8.5 Representations, Warranties and Covenants of VFSC. In the case of Chittenden's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of VFSC shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of VFSC to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Chittenden shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of VFSC, dated the Effective Date, to the effect set forth in clauses (i) and
(ii) of this Section 8.5.

  8.6 Representations, Warranties and Covenants of Chittenden. In the case of VFSC's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Chittenden shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 6.2, (ii) each and all of the agreements and covenants of Chittenden to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) VFSC shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Chittenden, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 8.6.

  8.7 Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

  8.8 Tax Opinion Relating to the Merger. Chittenden shall have received an opinion from Goodwin, Procter & Hoar LLP, and VFSC shall have received an opinion from Sullivan & Worcester LLP, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Chittenden, VFSC and others, reasonably satisfactory in form and substance to such counsel.

  8.9 NYSE Listing. The shares of Chittenden Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

  8.10 Accounting Treatment. Chittenden shall have received from Arthur Andersen LLP, independent public accountants for Chittenden, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment. VFSC shall have received from KPMG Peat Marwick LLP, independent public accountants for VFSC, a letter, dated as of or shortly before the Effective Date, stating its opinion that VFSC is a "poolable entity."

  It is specifically provided, however, that a failure to satisfy the conditions set forth in Section 8.5 shall only constitute a condition if asserted by Chittenden, and a failure to satisfy the condition set forth in
Section 8.6 shall only constitute a condition if asserted by VFSC.

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

                           ARTICLE IX -- TERMINATION

  9.1 Termination. This Agreement may be terminated, and the Merger may be abandoned:

  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Chittenden and VFSC in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

  (b) Breach. At any time prior to the Effective Time, by Chittenden or VFSC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 6.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

  (c) Delay. At any time prior to the Effective Time, by Chittenden or VFSC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 1999 (or such other later date pursuant to Section 7.17 of this Agreement), except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

  (d) No Approval. By Chittenden or VFSC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the FRB required for consummation of the Merger and of other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the party seeking termination shall have complied fully with its obligations under Section 7.1(b) of this Agreement, or (ii) any stockholder approval required by Section
8.1 herein is not obtained at the Chittenden Meeting or the VFSC Meeting.

  (e) Recommendation Altered. By either the Board of Directors of Chittenden or the Board of Directors of VFSC, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

  (f) Decline in Chittenden Stock Price. By the Board of Directors of either Chittenden or VFSC, upon written notice to the other party, at any time during the fifteen-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

    (i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

    (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Chittenden Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting
  0.12 from the quotient in this clause (ii) (B) (such number being referred to herein as the "Index Ratio');

  Subject, however, to the following provisions. If either party elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the other party; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned fifteen-day period. During the five-day period commencing with its receipt of such notice, Chittenden shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Chittenden Ratio. If Chittenden makes such an election within such five-day period, it shall give prompt written notice to VFSC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(f).

  For purposes of this Section 9.1(f), the following terms shall have the meanings indicated:

  "Average Closing Price" means the average of the daily last sale prices of Chittenden Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

  "Average Index Price" means the average of the Index Prices for the fifteen consecutive full NYSE trading days ending at the close of trading on the Determination Date.

  "Determination Date" means the date on which the last Regulatory Approval required for consummation of the Merger shall be received.

  "Index Group" means the 20 bank holding companies listed below, the common stock of all of which shall be publicly traded as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be merged with another unaffiliated company, acquired by an unaffiliated company or for such company to acquire another unaffiliated company or companies in transactions with an aggregate value exceeding 10% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are set forth on Exhibit B hereto.

  "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

  "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

  "Starting Price" shall mean the last sale price per share of Chittenden Common Stock on the Starting Date, as reported by the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

  If Chittenden or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this
Section 9.1(f).

  9.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 10.1, (ii) as required under the VFSC Stock Option Agreement, and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                          ARTICLE X -- MISCELLANEOUS

  10.1 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 7.7(c), 7.12, 7.13, 7.14, 7.16, 7.18, 10.1, 10.4 and 10.8 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 7.5(b), 9.2, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7 and 10.8
shall survive such termination.

  10.2 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (i) waived by the party intended to benefit by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement. Prior to submission of this Agreement for approval by the stockholders of VFSC, Chittenden may make such amendments as are permitted by
Section 2.1 and VFSC's Board of Directors shall, subject to the terms of this Agreement, approve the supplements and amendments specified in this sentence.

  10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

  10.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.

  10.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

  10.6 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance with, and subject to the limitations of, the Confidentiality Agreement.

  10.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by overnight courier, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

  If to Chittenden or CASI, to:

    Chittenden Corporation
    Two Burlington Square
    Burlington, Vermont 05401
    Attention: Paul A. Perrault, Chief Executive Officer
    Telecopier: (802) 660-1577

  With copies to:

    Chittenden Corporation
    Two Burlington Square
    Burlington, Vermont 05401
    Attention: F. Sheldon Prentice, Esq., General Counsel
    Telecopier: (802) 660-1577

    Goodwin, Procter & Hoar LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attention: William P. Mayer, Esq.
    Telecopier: (617) 523-1231

  If to VFSC, to:

    Vermont Financial Services Corp.
    100 Main Street
    Brattleboro, Vermont 05301
    Attention: John D. Hashagen, Jr., President
    Telecopier: (802) 258-4097

  With copies to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention: Christopher Cabot, Esq. and Stephen J. Coukos, Esq.
    Telecopier: (617) 338-2880

  10.8 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, and the VFSC Stock Option Agreement, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 7.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       CHITTENDEN CORPORATION

                                       By: /s/ Paul A. Perrault
                                           ____________________________________
                                           Name: Paul A. Perrault
                                           Title: Chairman, President and
                                            Chief Executive
                                                Officer

                                       CHITTENDEN ACQUISITION SUBSIDIARY,
                                        INC.

                                       By: /s/ Paul A. Perrault
                                           ____________________________________
                                           Name: Paul A. Perrault
                                           Title: President


                                       VERMONT FINANCIAL SERVICES CORP.

                                       By: /s/ John D. Haskagen, Jr.
                                           ____________________________________
                                           Name: John D. Haskagen, Jr.
                                           Title: President and Chief
                                            Executive Officer